Exhibit 23.2

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heidrick & Struggles International, Inc.:

We consent to the use of our report dated March 13, 2018, with respect to Heidrick & Struggles International, Inc.’s consolidated statements of comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes before the effects of adjustments to retrospectively apply the change in reportable segments described in Note 18, which report appears in the December 31, 2019 annual report on Form 10-K, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

June 22, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.